The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


        Subject to completion, Pricing Supplement dated February 22, 2005

PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 32 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 10, 2004                                 Dated             , 2005
                                                                  Rule 424(b)(3)
                                  $
                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                             Senior Fixed Rate Notes
                             -----------------------
                % Capital Protected Notes due September 30, 2008
                 Based on the Value of a Basket of Three Indices

The notes will pay at maturity the principal amount of $10 plus a supplemental redemption amount, if any, based on the average value of a basket consisting of the Dow Jones EURO STOXX 50(SM) Index, the S&P 500(R) Index and the Nikkei 225 Index, each of which we refer to as a basket index and collectively we refer to as the basket indices, as determined on four specified determination dates over the term of the notes. In no event, however, will the payment at maturity be less than the principal amount of $10.

o    The principal amount and issue price of each note is $10.

o We will pay interest at a rate expected to be between .15% and .30% per year (equivalent to $.015 to $.030 per year) on the $10 principal amount of each note. The actual interest rate will be determined on the day we price the notes for initial sale to the public. Interest will be paid semi-annually, beginning September 30, 2005.

o At maturity, you will receive the principal amount of $10 per note plus a supplemental redemption amount, if any, equal to the product of $10 times the percentage, if any, by which the final average basket value exceeds the initial basket value.

     o The initial basket value will equal the sum of (i) the closing value of the Dow Jones EURO STOXX 50 Index times the Dow Jones EURO STOXX 50 Index multiplier, (ii) the closing value of the S&P 500 Index times the S&P 500 Index multiplier and (iii) the closing value of the Nikkei 225 Index times the Nikkei 225 Index multiplier. The closing values and multipliers for each of the basket indices will be calculated on the day we price the notes for initial sale to the public so that the initial basket value will be 10 and the basket will be equally weighted among the three basket indices. The multiplier for each basket index will remain constant for the term of the notes.

     o The basket closing value on any determination date will equal the sum of (i) the closing value of the Dow Jones EURO STOXX 50 Index on such determination date times the Dow Jones EURO STOXX 50 Index multiplier,
         (ii) the closing value of the S&P 500 Index on such determination date times the S&P 500 Index multiplier and (iii) the closing value of the Nikkei 225 Index on such determination date times the Nikkei 225 Index multiplier.

     o The final average basket value will equal the arithmetic average of the basket closing values on September 30, 2005, September 30, 2006, September 30, 2007 and September 26, 2008, which we refer to as the determination dates.

o If the final average basket value is less than or equal to the initial basket value, you will receive only the principal amount of $10 and will not receive any supplemental redemption amount.

o Investing in the notes is not equivalent to investing in the basket indices or their component stocks.

o We will apply to list the notes to trade under the proposed symbol "GBK" on the American Stock Exchange LLC.

o    The CUSIP number for the notes is 61746Y593.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-9.

                               ------------------
                               PRICE $10 PER NOTE
                               ------------------

                                Price to            Agent's         Proceeds to
                                Public(1)       Commissions(2)       Company(1)
                                ---------       --------------      ----------
Per note.....................       $                  $                 $
Total........................       $                  $                 $

(1) Plus accrued interest, if any, from the original issue date.
(2) For additional information, see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

                          SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is linked to the performance of the Dow Jones EURO STOXX 50(SM) Index, the S&P 500(R) Index and the Nikkei 225 Index. These notes combine features of debt and equity by offering interest payments expected to be between ..15% and .30% per year on the principal amount of each note and, at maturity, repayment of the issue price with the opportunity to participate in the upside potential of the underlying basket indices.

     "Standard and Poor's(R)," "S&P(R)" and "S&P 500(R)" are trademarks of Standard & Poor's Corporation and "Dow Jones EURO STOXX(SM)" and "STOXX(SM)" are service marks of STOXX Limited. These trademarks and service marks have been licensed for use by Morgan Stanley.

Each note costs $10              We, Morgan Stanley, are offering you Capital
                                 Protected Notes due September 30, 2008 Based on the Value of a Basket of Three Indices, which we refer to as the notes. The principal amount and issue price of each note is $10.

                                 The original issue price of the notes includes the agent's commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See "Risk Factors--The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of Notes--Use of Proceeds and Hedging."

..15% to .30% interest on the     We will pay interest at a rate expected to be
principal amount                 between .15% and .30% of the principal amount
                                 of each note per year, which will be determined on the day we price the notes for initial sale to the public. Interest will be paid on September 30 and March 30 of each year, beginning September 30, 2005.

Payment at maturity              At maturity, you will receive the principal
                                 amount of $10 and the final semi-annual
                                 interest payment, plus a supplemental
                                 redemption amount based on the performance of a basket consisting of the Dow Jones EURO STOXX
                                 50 Index, which we refer to as the Euro STOXX
                                 50 Index, the S&P 500 Index and the Nikkei 225
                                 Index, if the final average basket value is greater than the initial basket value.

                                 The initial basket value will equal the sum of
                                 (i) the closing value of the Euro STOXX 50
                                 Index times the Euro STOXX 50 Index multiplier,
                                 (ii) the closing value of the S&P 500 Index times the S&P 500 Index multiplier and (iii) the closing value of the Nikkei 225 Index times the Nikkei 225 Index multiplier. The closing values and multipliers for each of the basket indices will be calculated on the day we price the notes for initial sale to the public so that the initial basket value will be 10 and the basket will be equally weighted among the three basket indices. The multiplier for each basket index will remain constant for the term of the notes.

                                 The final average basket value will equal the arithmetic average of the basket closing values on each of the four specified determination dates during the life of the notes.

                                 The basket closing value for each determination date will equal the sum of (i) the closing value of the Euro STOXX 50 Index on such determination date times the Euro STOXX 50 Index multiplier, (ii) the closing value of the S&P 500 Index on such determination date times the S&P 500 Index multiplier and (iii) the closing value of the Nikkei 225 Index on such determination date times the Nikkei 225 Index multiplier.

                                           100% Principal Protection

                                 At maturity, we will pay you at least $10 plus the supplemental redemption amount, if any.

                                       The Supplemental Redemption Amount
                                           Linked to the Basket Indices

                                 The supplemental redemption amount will be equal to the product of $10 times the percentage, if any, by which the final average basket value exceeds the initial basket value. If the final average basket value is greater than the initial basket value, the supplemental redemption amount will be calculated as follows:

                          supplemental
                       redemption amount  = $10 x  (final average basket value - initial basket value)
                                                    --------------------------------------------------
                                                                     initial basket value

                                where

                                initial basket   =  the sum of (i) the closing
                                value               value of the Euro STOXX 50
                                                    Index times the Euro STOXX
                                                    50 Index multiplier, (ii)
                                                    the closing value of the S&P
                                                    500 Index times the S&P 500
                                                    Index multiplier and (iii)
                                                    the closing value of the
                                                    Nikkei 225 Index times the
                                                    Nikkei 225 Index multiplier,
                                                    each calculated on the day
                                                    we price the notes for
                                                    initial sale to the public


                                final average    =  the arithmetic average of
                                basket value        the basket closing values on
                                                    each of the four
                                                    determination dates, as
                                                    calculated by the
                                                    calculation agent on the
                                                    final determination date

                                basket closing   =  on any determination date,
                                value               the sum of (i) the Euro
                                                    STOXX 50 Index closing value
                                                    on such determination date
                                                    times the Euro STOXX 50
                                                    Index multiplier, (ii) the
                                                    S&P 500 Index closing value
                                                    on such determination date
                                                    times the S&P 500 Index
                                                    multiplier and (iii) the
                                                    Nikkei 225 Index closing
                                                    value on such determination
                                                    date times the Nikkei 225
                                                    Index multiplier

                                determination    =  September 30, 2005,
                                dates               September 30, 2006,
                                                    September 30, 2007 and
                                                    September 26, 2008, in each
                                                    case subject to adjustment
                                                    in the event of certain
                                                    market disruption events

                                 If the final average basket value is less than or equal to the initial basket value, the supplemental redemption amount will be zero. In that case, you will receive at maturity only the principal amount of $10 for each note that you hold and will not receive any supplemental redemption amount. On PS-7, we have provided examples of hypothetical payouts on the notes.

                                 You can review the historical values of the basket indices in the section of this pricing supplement called "Description of Notes--Historical Information." The payment of dividends on the stocks that underlie the basket indices is not reflected in the levels of the basket indices and, therefore, has no effect on the calculation of the payment at maturity.

MS & Co. will be the             We have appointed our affiliate, Morgan Stanley
calculation agent                & Co. Incorporated, which we refer to as MS &
                                 Co., to act as calculation agent for JPMorgan
                                 Chase Bank, N.A. (formerly known as JPMorgan
                                 Chase Bank), the trustee for our senior notes.
                                 As calculation agent, MS & Co. will determine the initial basket value, the final average basket value, the basket percentage change and the supplemental redemption amount, if any, you will receive at maturity.

The notes will be treated as     The notes will be treated as "contingent
contingent payment debt          payment debt instruments" for U.S. federal
instruments for U.S. federal     income tax purposes, as described in the
income tax purposes              section of this pricing supplement called
                                 "Description of Notes--United States Federal
                                 Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though such yield will be higher than the yield provided by the interest actually paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes--United
                                 States Federal Income Taxation" and the
                                 sections called "United States Federal
                                 Taxation--Notes--Notes Linked to Commodity
                                 Prices, Single Securities, Baskets of
                                 Securities or Indices" and "United States
                                 Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.

                                 If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non-U.S. Holders."

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more          The notes are senior notes issued as part of
information on the notes         our Series F medium-term note program. You can
                                 find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 10, 2004.
                                 We describe the basic features of this type of
                                 note in the sections of the prospectus
                                 supplement called "Description of Notes--Fixed
                                 Rate Notes" and "--Notes Linked to Commodity
                                 Prices, Single Securities, Baskets of
                                 Securities or Indices." Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the "Description of Notes"
                                 section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called "Risk
                                 Factors." The tax treatment of investments in index-linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of Notes--United
                                 States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us                  You may contact your local Morgan Stanley
                                 branch office or our principal executive offices at 1585 Broadway, New York, New York
                                 10036 (telephone number (212) 761-4000).

                        HYPOTHETICAL PAYOUTS ON THE NOTES

     At maturity, if the final average basket value is greater than the initial basket value, for each $10 principal amount of notes that you hold, you will receive a supplemental redemption amount in addition to the principal amount of $10. The supplemental redemption amount will be calculated on the final determination date and is equal to the product of $10 times the percentage, if any, by which the final average basket value exceeds the initial basket value.

     Presented below is a hypothetical example showing how the payout on the notes at maturity, including the supplemental redemption amount, is calculated. The example below excludes the final semi-annual interest payment payable at maturity.

Example:

The final average basket value is 50% greater than the initial basket value.

Initial Basket Value:  10
Final Average Basket Value:  15

              Supplemental                      15 - 10
              Redemption Amount per   =   $10 x -------  =  $5
              note                                 10

     In the example above, the total payout at maturity per note will equal $15, which is the sum of the principal amount of $10 and a supplemental redemption amount of $5.

     The supplemental redemption amount, if any, is based on the final average basket value, which equals the arithmetic average of the basket closing values on four determination dates over the term of the notes. Because the basket closing values may be subject to significant fluctuations over the term of the notes, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the basket closing values over the term of the notes on the amount payable to you at maturity. However, the basket closing values may not increase or decrease over the term of the notes in accordance with any of the trends depicted by the hypothetical examples below.

     The following four examples illustrate the payout at maturity on the notes, excluding the final semi-annual interest payment, for a range of hypothetical basket closing values on each of the four determination dates and demonstrate the impact of basing the calculation of the supplemental redemption amount for the notes on the final average basket value. The following examples do not take into account any interest payable on the notes.

     These examples are based on an initial basket value of 10 and an issue price per note of $10.00.

                                 ------------------------------------------------------------------
                                     Example 1        Example 2        Example 3        Example 4
                                 ------------------------------------------------------------------
                                   Basket Closing   Basket Closing   Basket Closing  Basket Closing
                                       Value            Value            Value            Value
                                 ------------------------------------------------------------------
         1st Determination Date          11                9               11                9
         2nd Determination Date          12                8               12                8
         3rd Determination Date          13                7               10                7
       Final Determination Date          14                6                9               11
---------------------------------------------------------------------------------------------------
    Final Average Basket Value:          12.5              7.5             10.5              8.75
Supplemental Redemption Amount:          $2.50             $0.00           $0.50            $0.00
---------------------------------------------------------------------------------------------------
    Payout at maturity on a $10         $12.50            $10.00          $10.50           $10.00
                    investment:
---------------------------------------------------------------------------------------------------

o In Example 1, the basket closing value increases on each determination date. Consequently, the final average basket value of 12.5 is lower than the basket closing value of 14 on the final determination date. At maturity, for each note the investor receives $12.50, the sum of the principal amount of $10.00 and the supplemental redemption amount of $2.50. The return on the notes at maturity represents a 25% increase above the issue price, which is less than the simple basket indices return of 40% over the term of the notes.

o In Example 2, the basket closing value decreases on each determination date. Consequently, the final average basket value of 7.5 is higher than the basket closing value of 6 on the final determination date. Because the final average basket value is less than the initial basket value, there is no supplemental redemption amount. However, the investor receives the principal amount of $10.00 for each note at maturity, even though the simple basket indices return declines 40% over the term of the notes.

o In Example 3, the basket closing value reaches a high of 12 on the second determination date and declines on subsequent determination dates. At maturity, the final average basket value of 10.5 is higher than the basket closing value of 9 on the final determination date. At maturity, for each note the investor receives $10.50, the sum of the principal amount of $10.00 and the supplemental redemption amount of $.50. The return on the notes at maturity represents a 5% increase above the issue price, even though the simple basket indices return declines 10% over the term of the notes.

o In Example 4, the basket closing value declines on each of the first three determination dates to a low of 7 and increases on the final determination date. At maturity, the final average basket value of 8.75 is less than the basket closing value of 11 on the final determination date. Because the final average basket value is less than the initial basket value, there is no supplemental redemption amount, and the investor receives only the principal amount of $10.00 for each note at maturity. The return of only the principal amount of the notes at maturity is less than the simple basket indices return of 10% over the term of the notes.

You can review the historical values of the basket indices for the period from January 1, 2000 through February 22, 2005 in the section of this pricing supplement called "Description of Notes--Historical Information." You cannot predict the future performance of the basket indices based on its historical performance.

                                  RISK FACTORS

     The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket indices. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Yield to maturity may be less    We will pay interest at a rate expected to be
than interest on ordinary        between .15% and .30% on the principal amount
notes                            of each note per year. The interest rate is
                                 lower than the interest rate that we would pay on non-index linked notes maturing at the same time as the notes. Furthermore, because the supplemental redemption amount due at maturity may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The interest payments on the notes and return of only the principal amount at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

The notes may not pay more       If the final average basket value is less than
than the principal amount at     or equal to the initial basket value, you will
maturity                         receive only the principal amount of $10 for
                                 each note you hold at maturity.

Secondary trading may be         There may be little or no secondary market for
limited                          the notes. Although we will apply to list the
                                 notes on the American Stock Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the notes but is not required to do so. If at any time MS
                                 & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your notes would likely be lower than if an active market existed.

Market price of the notes        Several factors, many of which are beyond our
influenced by many               control, will influence the value of the notes
unpredictable factors            in the secondary market and the price at which
                                 MS & Co. may be willing to purchase or sell the notes in the secondary market, including:


                                 o    the closing value of each of the basket
                                      indices at any time and, in particular, on the specified determination dates

                                 o the volatility (frequency and magnitude of changes in value) of the basket indices

                                 o    interest and yield rates in the market

                                 o    geopolitical conditions and economic,
                                      financial, political and regulatory or
                                      judicial events that affect the securities underlying the basket indices or stock markets generally and that may affect the final average basket value

                                 o the time remaining to the maturity of the notes

                                 o the dividend rate on the stocks underlying the basket indices

                                 o    our creditworthiness

                                 Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale or on earlier determination dates the basket closing value is at, below or not sufficiently above the initial basket value or if market interest rates rise.

                                 You cannot predict the future performance of the basket indices based on their historical performance. We cannot guarantee that the final average basket value will be higher than the initial basket value so that you will receive at maturity an amount in excess of the principal amount of the notes.

The inclusion of commissions     Assuming no change in market conditions or any
and projected profit from        other relevant factors, the price, if any, at
hedging in the original issue    which MS & Co. is willing to purchase notes in
price is likely to adversely     secondary market transactions will likely be
affect secondary market          lower than the original issue price, since the
prices                           original issue price included, and secondary
                                 market prices are likely to exclude,
                                 commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the value of one      Price movements in the basket indices may not
or more of the basket indices    correlate with each other. At a time when the
may offset each other            value of one or more of the basket indices
                                 increases, the value of one or more of the other basket indices may not increase as much or may even decline in value. Therefore, in calculating the basket closing value on a determination date, increases in the value of one or more of the basket indices may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket indices. You can review the historical prices of each of the basket indices for each calendar quarter in the period from January 1, 2000 through February
                                 22, 2005 and a graph of historical basket values for the period from January 1, 2000 through February 22, 2005 in this pricing supplement under "Description of
                                 Notes--Historical Information." You cannot predict the future performance of any of the basket indices or of the basket as a whole, or whether increases in the levels of any of the basket indices will be offset by decreases in the levels of other basket indices, based on their historical performance. In addition, there can be no assurance that the final average basket value will be higher than the initial basket value. If the final average basket value is at or below the initial basket value, you will receive at maturity only the principal amount of the notes.

Investing in the notes is not    Because the final average basket value is based
equivalent to investing in the   on the closing value of the basket on the four
basket indices                   determination dates during the term of the
                                 notes, it is possible for the final average basket value to be lower than the initial basket value even if the value of the basket at maturity is higher than the initial basket value. A decrease in the basket value on any one determination date could more than offset the increases in the basket value on other determination dates.

Adjustments to the basket        STOXX Limited, a joint venture between Deutsche
indices could adversely affect   Boerse AG, Dow Jones & Company and SWX Swiss
the value of the notes           Exchange and the publisher of the Euro STOXX 50
                                 Index, is responsible for calculating and maintaining the Euro STOXX 50 Index. Standard &
                                 Poor's Corporation, or S&P(R), the publisher of the S&P 500 Index, is responsible for calculating and maintaining the S&P 500 Index.
                                 Nihon Keizai Shimbun, Inc. ("NIKKEI"), the publisher of the Nikkei 225 Index, is responsible for calculating and maintaining the Nikkei 225 Index.

                                 The publisher of any basket index can add, delete or substitute the stocks underlying the basket index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the basket index. Any of these actions could adversely affect the value of the notes.

                                 The publisher of any basket index may
                                 discontinue or suspend calculation or
                                 publication of the basket index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, on the following determination date(s) the basket closing value will be an amount based on the closing prices of the remaining basket indices and the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the applicable basket index.

You have no shareholder rights   As an investor in the notes, you will not have
                                 voting rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie any basket index.

There are risks associated       The underlying stocks that constitute the Euro
with investments in securities   STOXX 50 Index have been issued by companies in
indexed to the value of          various European countries and the underlying
foreign equity securities        stocks that constitute the Nikkei 225 Index
                                 have been issued by Japanese companies.
                                 Investments in securities indexed to the value of European and Japanese equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about European and Japanese companies than about U.S.
                                 companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and European and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

                                 The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The economic interests of the    The economic interests of the calculation agent
calculation agent and other of   and other of our affiliates are potentially
our affiliates are potentially   adverse to your interests as an investor in the
adverse to your interests        notes.

                                 As calculation agent, MS & Co. will determine the initial basket value and the final average basket value, and calculate the supplemental redemption amount, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of a basket index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of Notes--Market Disruption Event" and "--Discontinuance of a Basket Index; Alteration of Method of Calculation."

                                 The original issue price of the notes includes the agent's commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity     MS & Co. and other affiliates of ours will
by the calculation agent and     carry out hedging activities related to the
its affiliates could             notes (and possibly to other instruments linked
potentially adversely affect     to the basket indices or their component
the values of the basket         stocks), including trading in the stocks
indices                          underlying the basket indices as well as in
                                 other instruments related to the basket
                                 indices. MS & Co. and some of our other
                                 subsidiaries also trade the stocks underlying the basket indices and other financial instruments related to the basket indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we price the notes for initial sale to the public could potentially increase the initial basket value and, as a result, could increase the values at which the basket indices must close on the determination dates before you receive a payment at maturity that exceeds the principal amount on the notes.
                                 Additionally, such hedging or trading
                                 activities during the term of the notes could potentially affect the values of the basket indices on the determination dates and, accordingly, the amount of cash you will receive at maturity.

The notes will be treated as     You should also consider the tax consequences
contingent payment debt          of investing in the notes. The notes will be
instruments for U.S. federal     treated as "contingent payment debt
income tax purposes              instruments" for U.S. federal income tax
                                 purposes, as described in the section of this pricing supplement called "Description of
                                 Notes--United States Federal Income Taxation."
                                 Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield
                                 (as defined in this pricing supplement) of the notes even though such yield will be higher than the yield provided by the interest actually paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation" and the sections called "United States Federal
                                 Taxation--Notes--Notes Linked to Commodity
                                 Prices, Single Securities, Baskets of
                                 Securities or Indices" and "United States
                                 Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.

                                 If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non-U.S. Holders."

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Notes" refers to each $10 principal amount of any of our Capital Protected Notes Due September 30, 2008 Based on the Value of a Basket of Three Indices. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount.....  $

Original Issue Date (
Settlement Date)...............                    , 2005

Maturity Date..................  September 30, 2008, subject to extension in accordance with the following paragraph in the event of a Market Disruption Event on the final Determination Date for calculating the Final Average Basket Value.

                                 If, due to a Market Disruption Event or
                                 otherwise, the final Determination Date with respect to any Basket Index is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following the latest final Determination Date with respect to any Basket Index so postponed. See "--Determination Dates" below.

Interest Rate..................  The interest rate is expected to be .15% to
                                 .30% per year (equivalent to $.015 to $.030 per year per note), and will be determined on the day we price the Notes for initial sale to the public.

Interest Payment Dates.........  September 30 and March 30 of each year, beginning September 30, 2005.

Record Date....................  The Record Date for each Interest Payment Date, including the Interest Payment Date scheduled to occur on the Maturity Date, will be the date 15 calendar days prior to such scheduled Interest Payment Date, whether or not that date is a Business Day.

Specified Currency.............  U.S. Dollars

CUSIP Number...................  61746Y593

Minimum Denominations..........  $10

Issue Price....................  $10 (100%)

Basket Indices.................  The Dow Jones EURO STOXX 50 Index (the "Euro
                                 STOXX 50 Index"), the Standard & Poor's 500
                                 Index (the "S&P 500 Index") and the Nikkei 225 Index.

                                 In this "Description of Notes," references to Basket Indices will include any Successor Indices (as defined under "--Discontinuance of a Basket Index; Alteration of Method of Calculation" below), unless the context requires otherwise.

Maturity Redemption Amount.....  At maturity, upon delivery of the Notes to the
                                 Trustee, we will pay with respect to the $10 principal amount of each Note an amount in cash equal to $10 plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

                                 We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each Note, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book-Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Supplemental Redemption
Amount.........................  The Supplemental Redemption Amount will be equal to the product of $10 times the Basket
                                 Percent Change; provided that the Supplemental Redemption Amount will not be less than zero. The Calculation Agent will calculate the Supplemental Redemption Amount on the final Determination Date.

Basket Percent Change..........  The Basket Percent Change is a fraction, the numerator of which will be the Final Average
                                 Basket Value minus the Initial Basket Value and the denominator of which will be the Initial Basket Value. The Basket Percent Change is described by the following formula:

                                 (Final Average Basket Value - Initial Basket
                                                        Value)
                                 --------------------------------------------
                                                 Initial Basket Value

Basket Closing Value...........  The Basket Closing Value on any Determination
                                 Date will equal the sum of (i) the Euro STOXX 50 Index Closing Value on such Determination Date times the Euro STOXX 50 Index Multiplier,
                                 (ii) the S&P 500 Index Closing Value on such
                                 Determination Date times the S&P 500 Index
                                 Multiplier and (iii) the Nikkei 225 Index
                                 Closing Value on such Determination Date times the Nikkei 225 Index Multiplier. In certain circumstances, the Basket Closing Value will be based on the alternate calculation of the Basket Indices described under "--Discontinuance of a Basket Index; Alteration of Method of Calculation."

Initial Basket Value...........  The closing values and multipliers for each of the basket indices will be calculated on the day we price the notes for initial sale to the public so that the initial basket value will be 10.

Final Average Basket Value.....  The arithmetic average of the Basket Closing
                                 Values on the four Determination Dates, as calculated by the Calculation Agent on the final Determination Date.

Euro STOXX 50 Index Closing
Value..........................  The Euro STOXX 50 Index Closing Value on any
                                 Trading Day will equal the closing value of the Euro STOXX 50 Index or any

                                 Successor Index (as defined under
                                 "--Discontinuance of a Basket Index; Alteration of Method of Calculation" below) published at the regular weekday close of trading on that Trading Day. In certain circumstances, the Euro STOXX 50 Index Closing Value will be based on the alternate calculation of the Euro STOXX 50 Index described under "--Discontinuance of a Basket Index; Alteration of Method of Calculation."

Euro STOXX 50 Index
Multiplier.....................            , which equals the Index
                                 Representation divided by the Euro STOXX 50
                                 Index Closing Value on the day we price the Notes for initial sale to the public.

S&P 500 Index Closing Value....  The S&P 500 Index Closing Value on any Trading
                                 Day will equal the closing value of the S&P 500 Index or any Successor Index published at the regular official weekday close of trading on that Trading Day. In certain circumstances, the S&P 500 Index Closing Value will be based on the alternate calculation of the S&P 500 Index described under "--Discontinuance of a Basket Index; Alteration of Method of Calculation."

S&P 500 Index Multiplier.......                , which equals the Index
                                 Representation divided by the S&P 500 Index
                                 Closing Value on the day we price the Notes for initial sale to the public.

Nikkei 225 Index Closing
Value..........................  The Nikkei 225 Index Closing Value on any
                                 Trading Day will equal the official closing value (2nd session) of the Nikkei 225 Index or any Successor Index published by NIKKEI on that Trading Day. In certain circumstances, the Nikkei 225 Index Closing Value will be based on the alternate calculation of the Nikkei 225 Index described under "--Discontinuance of a Basket Index; Alteration of Method of Calculation."

Nikkei 225 Index Multiplier....                , which equals the Index
                                 Representation divided by the Nikkei 225 Index Closing Value on the day we price the Notes for initial sale to the public.

Index Representation...........  3.3333

Determination Dates............  The Determination Dates will be September 30,
                                 2005, September 30, 2006, September 30, 2007
                                 and September 26, 2008, in each such case subject to adjustment for non-Trading Days or Market Disruption Events with respect to a Basket Index as described in the two following paragraphs.

                                 If any of the first three scheduled
                                 Determination Dates is not a Trading Day or if a Market Disruption Event occurs on any such date with respect to a Basket Index, such Determination Date with respect to that Basket Index will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that, with respect to any Basket Index, if a Market Disruption Event has occurred on each of the five Trading Days immediately succeeding any of the first three scheduled Determination Dates, the Calculation Agent will determine the applicable Index Closing Value on such fifth succeeding Trading Day in accordance with the formula for calculating the value of the applicable Basket Index last in effect prior to the commencement of the Market Disruption Event, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such fifth succeeding Trading Day of each security most recently comprising the applicable Basket Index.

                                 If September 26, 2008 (the final scheduled
                                 Determination Date) is not a Trading Day or if there is a Market Disruption Event with respect to any Basket Index on such day, the final Determination Date for such Basket Index will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Trading Day....................  A day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange(s) for securities underlying the applicable Basket Index.

Book Entry Note or
Certificated Note..............  Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered
                                 Global Securities" in the accompanying
                                 prospectus.

Senior Note or Subordinated
Note...........................  Senior

Trustee........................  JPMorgan Chase Bank, N.A. (formerly known as
                                 JPMorgan Chase Bank)

Agent..........................  Morgan Stanley & Co. Incorporated and its
                                 successors ("MS & Co.")

Market Disruption Event........  Market Disruption Event means, with respect to any Basket Index, the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of such Basket Index (or the Successor Index) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s); or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of such Basket Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to such Basket Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                                 For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in a Basket Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such Basket Index shall be based on a comparison of (x) the portion of the value of such Basket Index attributable to that security relative to (y) the overall value of such Basket Index, in each case immediately before that suspension or limitation.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on a Basket Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to a Basket Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to a Basket Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange..............  Relevant Exchange means the primary exchange or market of trading for any security then
                                 included in any Basket Index or any Successor Index.

Alternate Exchange
 Calculation in Case of an
 Event of Default .............  In case an event of default with respect to the
                                 Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the "Acceleration Amount") will be equal to the $10 principal amount per Note plus the Supplemental Redemption Amount, if any, determined as though the Basket Closing Value for any Determination Date scheduled to occur on or after the date of such acceleration were the Basket Closing Value on the date of acceleration.

                                 If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent..............  MS & Co.

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                 All calculations with respect to the Basket
                                 Closing Value on each Determination Date, the Final Average Basket Value and the Supplemental Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

                                 Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Basket Closing Value, the Final Average Basket Value, the Basket Percent Change, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "--Market Disruption Event" above and "--Discontinuance of a Basket Index; Alteration of Method of Calculation" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

The Euro STOXX 50 Index........  We have derived all information contained in this pricing supplement regarding the Euro
                                 STOXX 50 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, STOXX Limited. The Euro STOXX 50 Index is calculated, maintained and published by STOXX Limited. We make no representation or warranty as to the accuracy or completeness of such information.

                                 The Euro STOXX 50 Index was created by STOXX
                                 Limited, a joint venture between Deutsche
                                 Boerse AG, Dow Jones & Company and SWX Swiss
                                 Exchange. Publication of the Euro STOXX 50
                                 Index began on February 26, 1998, based on an initial Index value of 1,000 at December 31, 1991. The Euro STOXX 50 Index is published in The Wall Street Journal and disseminated on the STOXX Limited website: http://www.stoxx.com.

                                 Euro STOXX 50 Index Composition and Maintenance

                                 The Euro STOXX 50 Index is composed of 50 component stocks of market sector leaders from within the Dow Jones STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. Set forth below are the country weightings and industrial sector weightings of the securities currently included in the Euro STOXX 50 Index as of December 30, 2004:

                                  Country Weightings         Industrial Sector Weightings
                                 ----------------------   ----------------------------------
                                 France           31.3%   Banks                        20.8%
                                 Germany          22.6%   Oil & Gas                    16.2%
                                 The Netherlands  17.2%   Telecommunication            12.1%
                                 Spain            13.8%   Insurance                    10.6%
                                 Italy            11.6%   Utilities                     9.0%
                                 Finland           3.5%   Technology                    6.2%
                                                          Chemicals                     4.0%
                                                          Healthcare                    3.8%
                                                          Personal & Household Goods    3.7%
                                                          Industrial Goods & Services   3.4%
                                                          Food & Beverage               2.9%
                                                          Retail                        1.9%
                                                          Automobiles & Parts           1.9%
                                                          Construction & Materials      1.8%
                                                          Media                         1.6%

                                 A list of the issuers of the Euro STOXX 50
                                 Index, as of December 30, 2004, is set forth below.

                                                                               Current
                                                                                Weight
                                 Issuer of Component Stock      Country        in Index    Industry Sector
                                 -------------------------   ---------------  --------     ---------------
                                 ABN Amro Holding N.V.       The Netherlands      2.16%    Banks

                                 Aegon N.V.                  The Netherlands      0.90%    Insurance
                                 Air Liquide S.A.            France               0.97%    Chemicals
                                 Alcatel                     France               0.91%    Technology
                                 Allianz AG                  Germany              2.21%    Insurance
                                 Assicurazioni Generali      Italy                1.78%    Insurance
                                    S.p.A.
                                 AXA UAP                     France               1.79%    Insurance
                                 Banco Santander Central     Spain                3.72%    Banks
                                    Hispano, S.A.
                                 Banco Bilbao Vizcaya        Spain                2.88%    Banks
                                    Argentaria, S.A

                                                                               Current
                                                                                Weight
                                 Issuer of Component Stock      Country        in Index    Industry Sector
                                 -------------------------   ---------------  --------     ---------------
                                 BASF AG                     Germany              1.88%    Chemicals
                                 Bayer Group                 Germany              1.12%    Chemicals
                                 BNP Paribas                 France               2.90%    Banks
                                 Carrefour S.A.              France               1.37%    Retail
                                 Credit Agricole, S.A.       France               1.00%    Banks
                                                                                           Automobiles &
                                 DaimlerChrysler AG          Germany              1.92%       Parts
                                 Danone Group                France               1.11%    Food & Beverage
                                 Deutsche Bank AG            Germany              2.31%    Banks
                                 Deutsche Telekom AG         Germany              2.82%    Telecommunications
                                 E.ON AG                     Germany              3.02%    Utilities
                                 Endesa, S.A.                Spain                1.07%    Utilities
                                 Enel S.p.A.                 Italy                1.67%    Utilities
                                 Eni S.p.A.                  Italy                3.07%    Oil & Gas
                                 Fortis                      The Netherlands      1.62%    Banks
                                 France Telecom              France               2.27%    Telecommunications
                                 Iberdrola                   Spain                0.96%    Utilities
                                 ING Groep N.V.              The Netherlands      2.82%    Insurance
                                 L'Oreal S.A.                France               1.14%    Personal &
                                                                                             Household Goods
                                 Lafarge S.A.                France               0.79%    Materials
                                 LVMH Moet Hennessy          France               0.97%    Personal &
                                    Louis Vuitton                                            Household Goods
                                 Munich Re Group             Germany              1.09%    Insurance
                                 Nokia Corporation           Finland              3.53%    Technology
                                 Repsol YPF, S.A.            Spain                1.19%    Oil & Gas
                                 Royal Dutch Petroleum       The Netherlands      5.71%    Oil & Gas
                                    Company
                                 Royal Philips               The Netherlands      1.62%    Personal &
                                    Electronics                                              Household Goods
                                 Royal Ahold N.V.            The Netherlands      0.57%    Retail
                                 RWE AG Stammaktien O.N.     Germany              1.08%    Utilities
                                 Saint-Gobain                France               0.99%    Construction &
                                                                                             Materials
                                 Sanofi-Aventis              France               3.82%    Healthcare
                                 Sanpaolo IMi S.p.A.         Italy                0.76%    Banks
                                 SAP Aktiengesellschaft      Germany              1.78%    Technology
                                 Siemens AG                  Germany              3.40%    Industrial Goods
                                                                                             & Services
                                 Societe Generale            France               2.15%    Banks
                                 Suez                        France               1.18%    Utilities
                                 Telecom Italia S.p.A.       Italy                1.68%    Telecommunications
                                 Telecom Italia Mobile
                                    S.p.A.                   Italy                1.33%    Telecommunications
                                 Telefonica, S.A.            Spain                3.96%    Telecommunications
                                 TOTAL S.A.                  France               6.28%    Oil & Gas
                                 Unicredito Italiano
                                    S.p.A.                   Italy                1.30%    Banks
                                 Unilever N.V.               The Netherlands      1.83%    Food & Beverage
                                 Vivendi Universal           France               1.64%    Media

                                 The composition of the Euro STOXX 50 Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Euro STOXX 50 Index are made to ensure that the Euro STOXX 50 Index includes the 50 market sector leaders from within the Euro STOXX Index.

                                 The free float factors for each component stock used to calculate the Euro STOXX 50 Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

                                 The Euro STOXX 50 Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Euro STOXX 50 Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

                                 Euro STOXX 50 Index Calculation

                                 The Euro STOXX 50 Index is calculated with the "Laspeyres formula," which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Euro STOXX 50 Index value can be expressed as follows:

                                               free float market
                                             capitalization of the
                                              Euro STOXX 50 Index
                                 Index =   ------------------------- x 1,000
                                           adjusted base date market
                                               capitalization of
                                            the Euro STOXX 50 Index

                                 The "free float market capitalization of the Euro STOXX 50 Index" is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the Euro STOXX 50 Index is being calculated.

                                 The Euro STOXX 50 Index is also subject to a divisor, which is adjusted to maintain the continuity of the Euro STOXX 50 Index values across changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive "B" number of shares for every "A" share held (where applicable).

                                 (1)  Split and reverse split:

                                      Adjusted price = closing price* A/B

                                      New number of shares = old number of
                                      shares * B/A

                                      Divisor: no change

                                 (2)  Rights offering:

                                      Adjusted price = (closing price*
                                                       A + subscription price *
                                                       B)/(A + B)

                                      New number of shares = old number of
                                      shares* (A + B)/A

                                      Divisor: increases

                                 (3)  Stock dividend:

                                      Adjusted price = closing price* A/(A + B)

                                      New number of shares = old number of
                                      shares* (A + B)/A

                                      Divisor: no change

                                 (4)  Stock dividend of another company:

                                      Adjusted price = (closing price* A - price of other company* B)/A

                                      Divisor:  decreases

                                 (5)  Return of capital and share consideration:

                                      Adjusted price = (closing price - dividend
                                                       announced by company*
                                                       (1-withholding tax))*
                                                       A/B New number of shares
                                                       = old number of shares*
                                                       B/A

                                      Divisor: decreases

                                 (6) Repurchase shares/self tender:

                                      Adjusted price = ((price before tender*
                                                       old number of shares) -
                                                       (tender price* number of
                                                       tendered shares))/(old
                                                       number of shares - number
                                                       of tendered shares)


                                      New number of shares = old number of
                                                             shares - number of
                                                             tendered shares

                                      Divisor:  decreases

                                 (7)  Spin-off:
                                      Adjusted price = (closing price* A - price
                                                       of spun-off shares * B)/A

                                      Divisor:  decreases

                                 (8) Combination stock distribution (dividend or split) and rights offering: For this corporate action, the following additional assumptions apply:

                                      o  Shareholders receive B new shares from
                                         the distribution and C new shares from
                                         the rights offering for every A shares
                                         held

                                      o  If A is not equal to one share, all the
                                         following "new number of shares"
                                         formulae need to be divided by A:

                                 - If rights are applicable after stock
                                 distribution (one action applicable to other):

                                 Adjusted price = (closing price* A +
                                                  subscription price* C* (1 + B
                                                 /A))/((A + B)* (1 + C/A))

                                 New number of shares = old number of shares*
                                                        ((A + B)* (1 + C/A))/A

                                 Divisor:  increases

                                 - If stock distribution is applicable after rights (one action applicable to other):

                                 Adjusted price = (closing price* A +
                                                  subscription price* C /((A +

                                                  C)* (1 + B/A))

                                 New number of shares = old number of shares*
                                                        ((A + C)* (1 + B/A))

                                 Divisor:  increases

                                 - Stock distribution and rights (neither action is applicable to the other):

                                 Adjusted price = (closing price* A +
                                                 subscription price* C)/(A +
                                                 B + C)

                                 New number of shares = old number of shares* (A
                                                        + B +C)/A

                                 Divisor:  increases

The S&P 500 Index..............  We have derived all information contained in this pricing supplement regarding the S&P 500 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P. The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

                                 The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

                                 The S&P 500 Index is calculated using a
                                 base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index's base period of 1941-43 (the "Base Period").

                                 An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

                                 The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the "Index Divisor." By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index. The Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index ("Index Maintenance").

                                 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

                                 To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

                                 The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

                                                                                        Divisor
                                   Type of Corporate                                  Adjustment
                                         Action              Adjustment Factor         Required
                                 --------------------     --------------------------  ----------
                                 Stock split              Shares Outstanding              No
                                    (i.e., 2-for-1)       multiplied by 2;  Stock
                                                          Price divided by 2

                                 Share issuance           Shares Outstanding plus         Yes
                                  (i.e., change greater   newly issued Shares
                                   than or equal to 5%)

                                 Share repurchase         Shares Outstanding minus        Yes
                                  (i.e., change greater   Repurchased Shares
                                   than or equal to 5%)

                                 Special cash             Share Price minus Special       Yes

                                                                                        Divisor
                                   Type of Corporate                                  Adjustment
                                         Action              Adjustment Factor         Required
                                 --------------------     --------------------------  ----------
                                   dividends              Dividend

                                 Company Change           Add new company Market Value    Yes
                                                          minus old company Market
                                                          Value

                                 Rights Offering          Price of parent company minus   Yes

                                                 Price of Rights
                                                 ---------------
                                                   Right Ratio

                                 Spin-Off    Price of parent company minus                Yes
                                                 Price of Spinoff Co.
                                                 --------------------
                                                 Share Exchange Ratio

                                 Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

                                 Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the S&P 500 Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:

                                 Post-Event Aggregate Market Value
                                 --------------------------------- = Pre-Event
                                            New Divisor              Index Value

                                      New Divisor  =   Post-Event Market Value
                                                       -----------------------
                                                        Pre-Event Index Value

                                 A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

                                 The S&P 500 Index and S&P's other U.S. indices will move to a float adjustment methodology in 2005 so that the indices will reflect only those shares that are generally available to investors in the market rather than all of a company's outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company's own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons. In March 2005 the official S&P U.S. indices will move half way to float adjustment, and then in September 2005 the indices will move to full float adjustment.

The Nikkei 225 Index...........  We have derived all information regarding the
                                 Nikkei 225 Index contained in this pricing supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the Nihon Keizai Shimbun, Inc., which is commonly referred to as NIKKEI. NIKKEI has no obligation to continue to publish, and may discontinue publication of, the Nikkei 225 Index.

                                 The Nikkei 225 Index is a stock index
                                 calculated, published and disseminated by
                                 NIKKEI that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index currently is based on 225 underlying stocks (the "Underlying Stocks") trading on the Tokyo Stock Exchange (the "TSE") representing a broad cross-section of Japanese industries. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. All 225 Underlying Stocks are stocks listed in the First Section of the TSE. NIKKEI rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index.

                                 The 225 companies included in the Nikkei 225
                                 Index are divided into six sector categories:
                                 Technology, Financials, Consumer Goods,
                                 Materials, Capital Goods/Others and
                                 Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

                                 o Technology -- Pharmaceuticals, Electrical machinery, Automobiles, Precision machinery, Telecommunications

                                 o    Financials -- Banks, Miscellaneous
                                      finance, Securities, Insurance

                                 o Consumer Goods -- Marine products, Food, Retail, Services

                                 o    Materials -- Mining, Textiles, Paper &
                                      pulp, Chemicals, Oil, Rubber, Ceramics,
                                      Steel, Nonferrous metals, Trading House

                                 o    Capital Goods/Others -- Construction,
                                      Machinery, Shipbuilding, Transportation
                                      equipment, Miscellaneous manufacturing,
                                      Real estate

                                 o Transportation and Utilities -- Railroads & Buses, Trucking, Shipping, Airlines, Warehousing, Electric power, Gas

                                 The Nikkei 225 Index is a modified,
                                 price-weighted index (i.e., an Underlying
                                 Stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Underlying Stock by the corresponding weighting factor for such Underlying Stock (a "Weight Factor"), (ii) calculating the sum of all these products and
                                 (iii) dividing such sum by a divisor (the
                                 "Divisor"). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the Tokyo Stock Exchange was reopened. The Divisor was 23.947 as of October 1, 2004 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing (Y)50 by the par value of the relevant Underlying Stock, so that the share price of each Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of (Y)50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

                                 In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

                                 An Underlying Stock may be deleted or added by NIKKEI. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company,
                                 (iii) delisting of such stock, (iv) transfer of such stock to the "Seiri-Post" because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the "Kanri-Post" (Posts for stocks under supervision) is in principle a candidate for deletion. Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by NIKKEI. Upon deletion of a stock from the Underlying Stocks, NIKKEI will select a replacement for such deleted Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NIKKEI to be representative of a market may be added to the Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by NIKKEI.

                                 A list of the issuers of the Underlying Stocks constituting Nikkei 225 Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by NIKKEI. NIKKEI may delete, add or substitute any stock underlying the Nikkei 225 Index. NIKKEI first calculated and published the Nikkei 225 Index in 1970.

Discontinuance of a Basket
 Index; Alteration of Method
 of Calculation................  If the publication of any Basket Index is discontinued and a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Basket Index (such index being referred to herein as a "Successor Index") is published, then any subsequent Euro STOXX 50 Index Closing Value, S&P 500 Index Closing Value or Nikkei 225 Index Closing Value, as applicable (each, an "Index Closing Value"), will be determined by reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the Relevant Exchange or market for the Successor Index on the date that any Index Closing Value is to be determined.

                                 Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                 If the publication of a Basket Index is
                                 discontinued prior to, and such discontinuance is continuing on, the date that any Index Closing Value is to be determined and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the relevant Index Closing Value for such date in accordance with the formula for calculating such Basket Index last in effect prior to such discontinuance, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising such Basket Index on the Relevant Exchange. Notwithstanding these alternative arrangements, discontinuance of the publication of any of the Basket Indices may adversely affect the value of the Notes.

                                 If at any time the method of calculating a Basket Index or a Successor Index, or the value thereof, is changed in a material respect, or if a Basket Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of such Basket Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value for such Basket Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to such Basket Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will determine the Final Average Basket Value with reference to such Basket Index or such Successor Index, as adjusted. Accordingly, if the method of calculating such Basket Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of such Basket Index or such Successor Index as if it had not been modified (i.e., as if such split had not occurred).

Historical Information.........  The following table sets forth the published high and low Index Closing Values for each Basket Index, as well as end-of-quarter Index Closing Values for each quarter in the period from January 1, 2000 through February 22, 2005. The Euro STOXX 50 Index Closing Value, the S&P 500 Index Closing Value and the Nikkei 225 Index Closing Value on February 22, 2005 were 3,045.24, 1,184.16 and 11,597.71, respectively.
                                 We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification. The historical values of the Basket Indices should not be taken as an indication of future performance. The value of the Basket Indices may be lower on the Determination Dates than on the date we price the Notes for initial sale to the public so that you will receive only the $10 principal amount of Notes at maturity. We cannot give you any assurance that the Final Average Basket Value will be higher than the Initial Basket Value.

                                   Euro STOXX 50 Index     High       Low     Period End
                                 ----------------------  --------   --------  ----------
                                 2000
                                 First Quarter.........  5,464.43   4,500.69    5,249.55
                                 Second Quarter........  5,434.81   4,903.92    5,145.35
                                 Third Quarter.........  5,392.63   4,915.18    4,915.18
                                 Fourth Quarter........  5,101.40   4,614.24    4,772.39
                                 2001
                                 First Quarter.........  4,787.45   3,891.49    4,185.00
                                 Second Quarter........  4,582.07   4,039.16    4,243.91
                                 Third Quarter.........  4,304.44   2,877.68    3,296.66
                                 Fourth Quarter........  3,828.76   3,208.31    3,806.13

                                   Euro STOXX 50 Index     High       Low     Period End
                                 ----------------------  --------   --------  ----------
                                 2002
                                 First Quarter.........  3,833.09   3,430.18    3,784.05
                                 Second Quarter........  3,748.05   2,928.72    3,133.39
                                 Third Quarter.........  3,165.47   2,187.22    2,204.39
                                 Fourth Quarter........  2,669.89   2,150.27    2,386.41
                                 2003
                                 First Quarter.........  2,529.86   1,849.64    2,036.86
                                 Second Quarter........  2,527.44   2,067.23    2,419.51
                                 Third Quarter.........  2,641.55   2,366.86    2,395.87
                                 Fourth Quarter........  2,760.66   2,434.63    2,760.66
                                 2004
                                 First Quarter.........  2,959.71   2,702.05    2,787.49
                                 Second Quarter........  2,905.88   2,659.85    2,811.08
                                 Third Quarter.........  2,806.62   2,580.04    2,726.30
                                 Fourth Quarter........  2,955.11   2,734.37    2,951.24
                                 2005
                                 First Quarter (through
                                 February 22, 2005)..    3,086.95   2,924.01    3,045.24


                                      S&P 500 Index        High       Low     Period End
                                 ----------------------  --------   --------  ----------
                                 2000
                                 First Quarter.........  1,527.46   1,333.36    1,498.58
                                 Second Quarter........  1,516.35   1,356.56    1,454.60
                                 Third Quarter.........  1,520.77   1,419.89    1,436.51
                                 Fourth Quarter........  1,436.51   1,264.74    1,320.28
                                 2001
                                 First Quarter.........  1,373.73   1,117.58    1,160.33
                                 Second Quarter........  1,312.83   1,103.25    1,224.42
                                 Third Quarter.........  1,236.72     965.80    1,040.94
                                 Fourth Quarter........  1,170.35   1,038.55    1,148.08
                                 2002
                                 First Quarter.........  1,172.51   1,080.17    1,147.39
                                 Second Quarter........  1,146.54     973.53      989.82
                                 Third Quarter.........    989.03     797.70      815.28
                                 Fourth Quarter........    938.87     776.76      879.82
                                 2003
                                 First Quarter.........    931.66     800.73      848.18
                                 Second Quarter........  1,011.66     858.48      974.50
                                 Third Quarter.........  1,039.58     965.46      995.97
                                 Fourth Quarter........  1,111.92   1,018.22    1,111.92
                                 2004
                                 First Quarter.........  1,157.76   1,091.33    1,126.21
                                 Second Quarter........  1,150.57   1,084.10    1,140.84
                                 Third Quarter.........  1,129.30   1,063.23    1,114.58
                                 Fourth Quarter........  1,213.55   1,094.81    1,211.92
                                 2005
                                 First Quarter (through
                                   February 22, 2005)..  1,210.34   1,163.75    1,184.16


                                      Nikkei 225 Index    High        Low     Period End
                                 ---------------------- ---------  ---------  ----------
                                 2000
                                 First Quarter......... 20,706.65  18,168.27   20,337.32
                                 Second Quarter........ 20,833.21  16,008.14   17,411.05
                                 Third Quarter......... 17,614.66  15,626.96   15,747.26
                                 Fourth Quarter........ 16,149.08  13,423.21   13,785.69

                                      Nikkei 225 Index    High        Low     Period End
                                 ---------------------- ---------  ---------  ----------
                                 2001
                                 First Quarter......... 14,032.42   11,819.70  12,999.70
                                 Second Quarter........ 14,529.41   12,574.26  12,969.05
                                 Third Quarter......... 12,969.05    9,504.41   9,774.68
                                 Fourth Quarter ....... 11,064.30    9,924.23  10,542.62
                                 2002
                                 First Quarter......... 11,919.30    9,420.85  11,024.94
                                 Second Quarter........ 11,979.85   10,074.56  10,621.84
                                 Third Quarter......... 10,960.25    9,075.09   9,383.29
                                 Fourth Quarter........  9,215.56    8,303.39   8,578.95
                                 2003
                                 First Quarter.........  8,790.92    7,862.43   7,972.71
                                 Second Quarter........  9,137.14    7,607.88   9,083.11
                                 Third Quarter......... 11,033.32    9,265.56  10,219.05
                                 Fourth Quarter........ 11,161.71    9,614.60  10,676.64
                                 2004
                                 First Quarter......... 11,770.65   10,365.40  11,715.39
                                 Second Quarter........ 12,163.89   10,505.05  11,858.87
                                 Third Quarter......... 11,896.01   10,687.81  10,823.57
                                 Fourth Quarter........ 11,488.76   10,659.15  11,488.76
                                 2005
                                 First Quarter (through
                                   February 22, 2005).. 11,660.12   11,238.37  11,597.71


Historical Chart...............  he following chart shows the historical values of the basket (assuming that each of the Basket Indices are equally weighted in calculating the Basket Closing Value at February 22, 2005). The chart covers the period from January 1, 2000 through February 22, 2005. The historical performance of the Basket Closing Value and the Basket Indices cannot be taken as an indication of their future performance.


               Historical Basket Values January 1, 2000 - February 22, 2005



                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

Use of Proceeds and Hedging....  The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                 On or prior to the day we price the Notes for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in the stocks underlying the Basket Indices, in futures or options contracts on the Basket Indices or their component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the Basket Indices, and, therefore, the value at which the Basket Indices must close on the Determination Dates before you would receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on Determination Dates, by purchasing and selling the stocks underlying the Basket Indices, futures or options contracts on the Basket Indices or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Dates. We cannot give any assurance that our hedging activities will not affect the value of the Basket Indices and, therefore, adversely affect the value of the Basket Indices on the Determination Dates or the payment that you will receive at maturity.

Supplemental Information
 Concerning Plan of
 Distribution..................  Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of $ per Note to other dealers, which may include Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG. We expect to deliver the Notes against payment therefor in New York, New York on

                                                         , 2005. After the
                                 initial offering, the Agent may vary the offering price and other selling terms from time to time.

                                 In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or the individual stocks underlying the Basket Indices in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See "--Use of Proceeds and Hedging" above.

                                 General

                                 No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                 The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                 Brazil

                                 The Notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the Notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                 Chile

                                 The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                 Hong Kong

                                 The Notes may not be offered or sold in Hong
                                 Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                 Mexico

                                 The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                 Singapore

                                 This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the

                                 Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

License Agreement between
 STOXX Limited and
 Morgan Stanley................  STOXX Limited and Morgan Stanley have entered into a non-exclusive license agreement
                                 providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Euro STOXX 50 Index, which is owned and published by STOXX Limited, in connection with securities, including the Notes.

                                 The license agreement between STOXX Limited and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                                 The Notes are not sponsored, endorsed, sold or promoted by STOXX Limited. STOXX Limited makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. STOXX Limited's only relationship to Morgan Stanley is the licensing of certain trademarks, trade names and service marks of STOXX Limited and the Dow Jones EURO STOXX 50(SM) Index which is determined, composed and calculated by STOXX Limited without regard to Morgan Stanley or the Notes. STOXX Limited has no obligation to take the needs of Morgan Stanley or the owners of the Notes into consideration in determining, composing or calculating the Dow Jones EURO STOXX 50(SM) Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. STOXX Limited has no obligation or liability in connection with the administration, marketing or trading of the Notes.

                                 STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50(SM) INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES EURO STOXX 50(SM) INDEX OR ANY DATA INCLUDED THEREIN. STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES EURO STOXX 50(SM) INDEX OR ANY DATA

                                 INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN STOXX LIMITED AND MORGAN STANLEY.

                                 "Dow Jones EURO STOXX(SM)" and "STOXX(SM)" are service marks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley. Morgan Stanley's Capital Protected Notes(SM) due September 30, 2008 Based on the Value of a Basket of Three Indices are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the Notes.

License Agreement between S&P
  and Morgan Stanley...........  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the Notes.

                                 The license agreement between S&P and Morgan
                                 Stanley provides that the following language must be set forth in this pricing supplement:

                                 The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to us or the Notes. S&P has no obligation to take our needs or the needs of the owners of the Notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

                                 S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE

                                 RIGHTS LICENSED UNDER THE LICENSE AGREEMENT
                                 DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P
                                 MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND
                                 HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF
                                 MERCHANTABILITY OR FITNESS FOR A PARTICULAR
                                 PURPOSE OR USE WITH RESPECT TO THE S&P 500
                                 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT
                                 LIMITING ANY OF THE FOREGOING, IN NO EVENT
                                 SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                 "Standard & Poor's(R)," "S&P(R)," "S&P 500(R),"
                                 "Standard & Poor's 500" and "500" are
                                 trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

License Agreement between
NIKKEI and Morgan Stanley......  As of the Settlement Date, we will have received the consent of NIKKEI, the publisher of the Nikkei 225 Index, to use and refer to the Nikkei 225 Index in connection with the Notes. NIKKEI has the copyright to the Nikkei 225 Index. All rights to the Nikkei 225 Index are owned by NIKKEI. We, the Calculation Agent and the Trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the Nikkei 225 Index. NIKKEI has the right to change the contents of the Nikkei 225 Index and to cease compilation and publication of the Nikkei 225 Index. In addition, NIKKEI has no relationship to us or the Notes; it does not sponsor, endorse, authorize, sell or promote the Notes, and has no obligation or liability in connection with the administration, marketing or trading of the Notes or with the calculation of the Supplemental Redemption Amount, as described above.

ERISA Matters for Pension
 Plans and Insurance
 Companies.....................  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                 In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Unless an exemption applies, prohibited transactions within the meaning of ERISA or the Code could arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider.

                                 We have obtained from the Department of Labor an exemption from the prohibited transaction rules that will in most cases cover the purchase and holding of Notes by a Plan for whom we or one of our affiliates is a service provider. In order for this exemption to apply, the decision to invest in the Notes must be made by a Plan fiduciary, or a Plan participant (in the case of Plans that provide for participant-directed investments), who is independent from us and from our affiliates. At the time of a Plan's acquisition of any Notes, no more than 15% of the Plan's assets should be invested in Notes.

                                 The exemption described above was issued by the Department of Labor pursuant to its "Expedited Exemption Procedure" under Prohibited Transaction Class Exemption 96-62. Copies of both the proposed and final exemption are available from us upon request. Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the prohibited transaction or other rules of ERISA or the Code. In addition, purchasers of the Notes acquiring or holding the Notes with the assets of a governmental or church plan shall be deemed to represent by their purchase and holding of the Notes that such purchase or holding does not violate any prohibitions imposed under federal, state or local law or any other rules or similar regulations applicable to such plan.

United States Federal Income
Taxation.......................  The following summary is based on the opinion of Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S. federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their Issue Price and
                                 (ii) will hold the Notes as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as:

                                 o    certain financial institutions;
                                 o    tax-exempt organizations;
                                 o dealers and certain traders in securities or foreign currencies;
                                 o    investors holding a Note as part of a
                                      hedging transaction, straddle, conversion or other integrated transaction;
                                 o    U.S. Holders, as defined below, whose
                                      functional currency is not the U.S.
                                      dollar;
                                 o    partnerships;

                                 o    nonresident alien individuals who have
                                      lost their United States citizenship or
                                      who have ceased to be taxed as United
                                      States resident aliens;
                                 o    corporations that are treated as
                                      controlled foreign corporations or passive foreign investment companies;
                                 o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;
                                 o Non-U.S. Holders for whom income or gain in respect of a Note is effectively connected with a trade or business in the United States; and o Non-U.S. Holders who are individuals having a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States.

                                 If you are considering purchasing the Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation (including alternative characterizations of the Notes) as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                 U.S. Holders

                                 This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                 o    a citizen or resident of the United
                                      States;
                                 o a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or
                                 o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

                                 The Notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" and "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement for a full description of the U.S. federal income tax and withholding consequences of ownership and disposition of a contingent payment debt instrument.

                                 In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that such yield will be higher than the yield provided by the interest actually paid on the Notes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

                                 The rate of accrual of OID on the Notes is the yield at which we would issue a fixed rate debt instrument with terms similar to those of the Notes or the applicable federal rate, whichever is greater (our "comparable yield"), and is determined at the time of the issuance of the Notes. We have determined that the "comparable yield" is an annual rate of xx % compounded semi-annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming an issue price of $10) consists of the stated coupon payments of payable on March 30 and September 30 of each year, beginning on September 30, 2005, and a projected amount equal to $xxxxxxxxxxx due at maturity.

                                 Assuming a semi-annual accrual period, the following table states the amount of interest that will be deemed to have accrued with respect to a Note during each calendar period, based upon our determination of the comparable yield and the projected payment schedule:

                                                                     OID        TOTAL OID DEEMED
                                                                  DEEMED TO     TO HAVE ACCRUED
                                                                ACCRUE DURING    FROM ORIGINAL
                                                                   CALENDAR     ISSUE DATE (PER
                                                                 PERIOD (PER    NOTE) AS OF END
                                          CALENDAR PERIOD           NOTE)      OF CALENDAR PERIOD
                                 Original Issue Date through
                                    December 31, 2005..........       $              $
                                 January 1, 2006 through
                                    December 31, 2006..........       $              $
                                 January 1, 2007 through
                                    December 31, 2007..........       $              $
                                 January 1, 2008 through
                                    September 30, 2008.........       $              $

                                 The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments on a Note.

                                 Non-U.S. Holders

                                 This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                 o    a nonresident alien individual;
                                 o    a foreign corporation; or
                                 o    a foreign trust or estate.

                                 Tax Treatment upon Maturity, Sale, Exchange or Disposition of a Note. Subject to the discussion below concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note will not be subject to U.S. federal income or withholding tax; provided that:

                                 o    such Non-U.S. Holder does not own,
                                      actually or constructively, 10% or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code;
                                 o    the certification required by Section
                                      871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below.

                                 Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the Notes that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding the reporting requirements.

                                 Estate Tax. Subject to benefits provided by an applicable estate tax treaty, a Note held by an individual who is a Non-U.S. Holder will not be subject to U.S. federal estate tax upon the individual's death unless, at such time, interest payments on the Notes would have been:

                                 o    subject to U.S. federal withholding tax
                                      without regard to the W-8BEN certification requirement described above, not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty; or
                                 o    effectively connected to the conduct by
                                      the holder of a trade or business in the United States.

                                 If you are considering purchasing the Notes, you are urged to consult your own tax advisor regarding the U.S. federal estate tax consequences of investing in the Notes.

                                 Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payments on the Notes at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. The Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's

                                 U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.